EXHIBIT 32.1

CERTIFICATION-PURSUANT TO SECTION 906 OF THE SARBANES OXLEY ACT OF 2002

The undersigned as Chief Executive Officer of Advaxis, Inc. (the “Company”), does hereby certify that the foregoing Annual Report on Form 10-KSB of the Company for the year ended October 31, 2007 (the “Report”):

(1)	Fully complies with the requirements of section 13 or 15 (d) of the Securities Exchange Act of 1934; and

(2)	Fairly presents, in all material respects, the financial condition and result of operations of the Company.

January 15, 2008

/s/ Thomas Moore
Thomas Moore
Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.